NEWS RELEASE

Threshold Pharmaceuticals Announces Initiation of TH-302 Phase 3 MAESTRO Study in Patients with Locally Advanced or Metastatic Pancreatic Adenocarcinoma

– Threshold Earns a $30 Million Milestone Payment from Merck KGaA –

South San Francisco, CA – January 25, 2013 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD) today announced that Threshold’s partner Merck KGaA, Darmstadt, Germany, through its division Merck Serono, initiated the global Phase 3 MAESTRO study assessing the efficacy and safety of investigational hypoxia-targeted drug TH-302 in combination with gemcitabine in patients with previously untreated, locally advanced unresectable or metastatic pancreatic adenocarcinoma. The initiation of the Phase 3 MAESTRO study resulted in Threshold earning a $30 million milestone payment from Merck KGaA pursuant to the terms of Threshold's license and co-development agreement with Merck KGaA, which includes an option for Threshold to co-commercialize in the U.S. MAESTRO stands for TH-302 in the treatment of MetastAtic or unrESectable pancreaTic adenocaRcinOma.

MAESTRO is a randomized, placebo-controlled, international, multi-center, double-blind Phase 3 trial of TH-302 plus gemcitabine compared with placebo plus gemcitabine and is expected to enroll 660 patients. The primary efficacy endpoint is overall survival; the secondary endpoints include efficacy measured by progression-free survival (PFS), overall response rate and disease control rate, as well as assessments of safety and tolerability, pharmacokinetics and biomarkers. The study is being conducted under a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA). An SPA is a review conducted by the FDA on a clinical trial that will form the primary basis of an efficacy claim in a marketing application. The FDA provided written agreement that the design and planned analysis of this study could adequately address objectives in support of a regulatory submission. However, the determination for drug approval by the FDA is made after a complete review of a marketing application and is based on the entire data in the application. The study design was discussed with the FDA also at an End of Phase 2 meeting and with the European Medicines Agency (EMA) during a scientific advice procedure.

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under severe tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature.

“Initiation of the Phase 3 MAESTRO study is an important advancement in the overall development of TH-302 for the treatment of patients living with cancer,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “This marks the second Phase 3 study of TH-302 in addition to the ongoing Phase 3 pivotal trial in patients with soft tissue sarcoma. In addition, we continue to explore the potential breadth and activity of TH-302 against a variety of solid tumors and hematological malignancies in multiple ongoing earlier stage clinical trials.”

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The Phase 3 MAESTRO study for TH-302 was initiated following results from a randomized, controlled Phase 2b trial of TH-302 in patients with pancreatic cancer. At the ESMO 2012 Congress (European Society for Medical Oncology) updated results were presented confirming a significant improvement (p=0.008) in PFS associated with 41% reduction of risk for disease progression or death for patients treated with TH-302 340 mg/m2. This represented a 2.4-month increase in median PFS for patients receiving TH-302 340 mg/m2. The 12-month overall survival rates were also in favor of the TH-302 340 mg/m2 treatment group compared with the control arm (38% vs 26% (p=0.13)). The most common adverse events were fatigue, nausea and peripheral edema, and were similar across groups. Skin and mucosal toxicities, predominantly Grade 1 and 2, and myelosuppression, were the most common adverse events related to TH-302 and did not result in increases in treatment discontinuation. Adverse events leading to discontinuation of study treatment as well as serious adverse events were balanced across all treatment arms. Severe (Grade 3/4) myelosuppression was more frequent compared to gemcitabine alone. All other severe adverse events were generally below 10%.

It is estimated that approximately 277,000 cases of pancreatic cancer are diagnosed worldwide every year, accounting for 2.2% of all cancers. Pancreatic cancer is the eighth most common cancer in Europe and the eleventh most common in the United States. Almost 67% of cases are diagnosed in people aged 65 and over; it is uncommon in people under the age of 40. Pancreatic cancer has a low survival rate regardless of stage of disease, with almost 95% of patients dying from their disease within 5 years. It is estimated that there are around 266,000 deaths from pancreatic cancer worldwide each year.

About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under severe tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two Phase 3 trials: one in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma (STS), and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer. Both Phase 3 trials are being conducted under a Special Protocol Assessment with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of STS. TH-302 is also being investigated in hematological malignancies and combination trials in solid tumors.

Merck KGaA signed a global license and co-development agreement for TH-302 with Threshold in February 2012, which includes an option for Threshold to co-commercialize in the U.S.

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About Threshold Pharmaceuticals, Inc.

Threshold Pharmaceuticals, Inc., is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in the microenvironments of most solid tumors as well as the bone marrows of some patients with hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 to treat patients with pancreatic cancer, soft tissue sarcoma or other cancers. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the ability to enroll or complete anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, whether later trials confirm the results of earlier trials, whether the Phase 3 trial data is sufficient to support regulatory approval to market TH-302, and issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 2, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

Contact: Laura Hansen, Ph.D., Senior Director, Corporate Communications

Phone: 650-474-8206 or E-mail: lhansen@thresholdpharm.com